Exhibit 99.1

Boulder Brands Announces 2013 First Quarter Results

Boulder, CO (May 2, 2013) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today announced its financial results for the first quarter ended March 31, 2013.

For the first quarter of 2013 compared to the equivalent period of 2012:

•	Net sales increased 34.5% to $106.7 million, GAAP operating income increased 64.3% to $12.7 million, and adjusted EBITDA increased 62.0% to $18.3 million.

•	Organic net sales increased 9.5% and organic adjusted EBITDA increased 34.2% (in each case on a pro forma basis assuming that the Company had owned Udi’s during the first quarter of 2012). Organic net sales, excluding discontinued items, increased 12.2%.

•	GAAP diluted earnings per share were $0.06 in the first quarter of 2013, compared to $0.06 per share in the first quarter of 2012.

•	Diluted earnings per share, excluding certain items, were $0.07 in the first quarter of 2013, compared to $0.06 in the first quarter of 2012. Earnings per share were impacted by higher interest, depreciation, amortization and stock-based compensation expense, when compared to last year.

•	The Company raised its outlook for 2013. For 2013, the Company now expects net sales, EBITDA and adjusted EBITDA to be in the high-end of its previously announced forecasted range of $450 million to $460 million in net sales, $64 million to $69 million of EBITDA, and $72 million to $77 million of adjusted EBITDA.

Commenting on the results, Chairman and Chief Executive Officer Stephen Hughes stated, “We started the year off strong and continued to execute on our core strategies. In the first quarter, our Natural segment, which includes the Udi’s, Glutino and Earth Balance brands, represented 56.5% of our total net sales and reported a strong organic net sales increase of 42.6% and organic brand profit growth of 73.8%, in each case compared to the first quarter of 2012. The Natural segment continued to benefit from distribution gains with our gluten-free brands and continued strength in the gluten-free category, resulting in 49.5% organic net sales growth for our gluten free brands in the first quarter. Since acquiring Udi’s, total company organic adjusted EBITDA growth has averaged approximately 35% over the past three quarters.”

Commenting about the Smart Balance segment, Mr. Hughes said, “While the decline in our Smart Balance segment slightly offset growth in our Natural Segment, part of the Smart Balance decline was based on our strategic plan to improve profitability.  We are exiting certain categories that are not strategic, such as Bestlife spreads and Smart Balance Butter Blends, and are rationalizing categories that are not profitable, such as milk.  The result is an improvement in overall profitability.   This quarter, we improved our brand profit margin for the Smart Balance segment.  While we manage this segment for profit, we are also making prudent and strategic investments in our spreads business, including our space-saver packaging initiative.  We are encouraged by the early response from retailers to our space-saver packing initiative and expect to gain points of distribution with our spreads products in 2013.  We expect these recently implemented strategies to result in a more stable and profitable Smart Balance portfolio.”

2013 First Quarter Results

Total Company net sales in the first quarter of 2013 increased 34.5% to $106.7 million, compared to net sales of $79.3 million in the first quarter of 2012. This performance reflected the impact from the acquisition of Udi’s, which closed on July 2, 2012, and strong growth from Glutino and Earth Balance. Organic net sales, which assume the Company owned Udi’s for the entire first quarter of 2012, increased 9.5% in the first quarter of 2013 compared to the first quarter of 2012.

The chart below reconciles net sales to organic sales for the first quarters of 2013 and 2012, by segment:

Reconciliation of Net Sales to Organic Net Sales – First Quarter

$ in Millions	2013	2012

Natural Segment
Reported Net Sales	$60.3	$24.1
Udi’s Pre-Ownership	-	18.1
Organic Natural Segment Net Sales	60.3	42.2

Smart Balance Segment
Reported Net Sales	46.4	55.2
Discontinued items*	0.2	2.5
Smart Balance Net Sales – Excluding Discontinued Items*	46.2	52.7

Total Company Reported Net Sales	106.7	79.3
Total Company Organic Net Sales	$106.7	$97.4
Total Company Organic Net Sales – Excluding Discontinued Items*	$106.5	$94.9

*Discontinued items include Bestlife Spreads and Smart Balance Butter Blends

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income)) for the first quarters of 2013 and 2012, by the Company’s Natural and Smart Balance segments. In addition, it reconciles organic brand profit to reported brand profit:

Segment Results – First Quarter

$ in Millions	2013	Margin	2012	Margin
Net Sales:
Natural	$60.3		$24.1
Smart Balance	46.4		55.2
	$106.7		$79.3
Gross Profit
Natural	$24.3	40.3%	$9.3	38.5%
Smart Balance	21.3	45.9%	25.8	46.8%
	$45.6	42.7%	$35.1	44.2%
Brand Profit
Natural	$17.2	28.6%	$5.8	24.2%
Smart Balance	13.6	29.2%	15.8	28.6%
	$30.8	28.9%	$21.6	27.2%
Udi’s pre-ownership brand profit			4.1	22.4%
Organic Brand Profit	$30.8	28.9%	$25.7	26.3%

Net sales for the Company’s Natural segment (Udi’s, Glutino and Earth Balance brands) increased 149.6% to $60.3 million in the first quarter of 2013 compared to $24.1 million in the first quarter of 2012. Organic net sales for the Natural segment increased 42.6% in the quarter. The Company’s gluten-free brands – Udi’s and Glutino – reported organic net sales growth of 62.4% and 34.2%, respectively, in the quarter, which was driven by an acceleration in distribution gains and continued strength in the gluten-free category growth. The Company’s Earth Balance portfolio registered a net sales gain of 17.9% in the first quarter of 2013 compared to the first quarter of 2012.

Net sales for the Company’s Smart Balance segment declined 15.8% to $46.4 million in the first quarter of 2013 compared to $55.2 million in the first quarter of 2012. This segment was negatively impacted by the winding down of Bestlife® spreads and Smart Balance® Butter Blends, as the Company repositioned its focus on premium spreads and spreadable butter within the spreads category. Excluding the impact of these discontinued items, sales for the Smart Balance segment declined 12.2% in the first quarter of 2013 compared to the same period in 2012. Despite the difficult environment for spreads, the Company’s premium spreads and spreadable butter products outperformed the competition and gained share in its category. Net sales of the Company’s Smart Balance® Spreads and Spreadable Butter businesses, when combined, declined 6.2% in the first quarter of 2013. The positive impact from the introduction of Smart Balance® Spreadable Butter was offset by lower volume in the Company’s core spreads business.

Net sales of the Company’s Smart Balance grocery products decreased 21.9% in the first quarter of 2013 compared to the first quarter of 2012, primarily due to lower sales in the peanut butter and oil businesses. This decrease was mainly attributable to pricing and promotion activities from competitors.

Net sales of Smart Balance® milk decreased 20.2% in the first quarter of 2013. This decrease was mainly attributable to the difficult comparison to last year’s quarter, which included a strong promotional calendar and incremental distribution gains. In addition, the decline was due to the Company’s strategy to improve profitability in milk by scaling back less profitable accounts.

Gross profit in the first quarter of 2013 increased 29.9% to $45.6 million, or 42.7% of net sales; compared to $35.1 million, or 44.2% of net sales in the first quarter of 2012. Although gross margin increased in the Natural segment due to manufacturing efficiencies and synergies, overall gross margin was impacted by the negative mix impact from the Natural segment. Gross margin for the Smart Balance segment was negatively impacted by higher promotion expenses in the spreads category.

Brand Profit for the Company’s Natural segment increased to $17.2 million in the first quarter of 2013 from $5.8 million in last year’s quarter. The significant increase is related to the Udi’s acquisition, as it contributed approximately $9.1 million to brand profit, as well as the growth from Glutino and Earth Balance. Organic brand profit for the Natural segment increased 73.8% from last year’s quarter.

Brand Profit for the Company’s Smart Balance segment decreased to $13.6 million in the first quarter of 2013 from $15.8 million in the previous year’s quarter primarily due to higher promotion expenses in Smart Balance. Smart Balance segment brand profit declined, whereas, brand profit margin increased 60 basis points compared to last year.

The table below provides a reconciliation of GAAP operating income to adjusted EBITDA, a non-GAAP measure.

Reconciliation of Operating Income to Adjusted EBITDA – First Quarter

$ in Millions	2013	2012
Operating income	$12.7	$7.8
Add back certain items affecting operating income:
Restructuring, acquisition and integration-related costs	0.2	(0.1)
Non-GAAP operating income	12.9	7.7
Add back non-cash and other items affecting operating income:
Depreciation and amortization	4.4	2.6
Stock-based compensation expense	1.8	1.5
Subtotal	19.1	11.8
Less other expense, net	0.8	0.5
Adjusted EBITDA	$18.3	$11.3

Udi's pre-ownership Adjusted EBITDA	N/A	$2.3

Organic Adjusted EBITDA	$18.3	$13.6

GAAP operating income increased to $12.7 million in the first quarter of 2013 compared to $7.8 million in the first quarter of 2012. Excluding restructuring, acquisition and integration related costs, non-GAAP operating income increased to $12.9 million in the first quarter of 2013 compared to non-GAAP operating income of $7.7 million in the first quarter of 2012. The charges impacting operating income in the first quarter of 2013 include restructuring, acquisition and integration-related costs of $0.2 million. Included in the first quarter of 2012 was a one-time benefit related to the adjustment of a restructuring charge of $0.1 million. First quarter 2013 operating income was impacted by higher depreciation, amortization and stock compensation of approximately $2.1 million when compared to last year’s quarter.

Other expenses in the first quarter of 2013 and 2012 of $0.8 million and $0.5 million, respectively, reflect costs associated with commodity hedging activities and currency changes in the Company’s Canadian subsidiary. Adjusted EBITDA increased 62.0% to $18.3 million in the first quarter of 2013 compared to $11.3 million in the prior year’s quarter. Organic adjusted EBITDA increased 34.2% in the first quarter of 2013 compared to the first quarter of 2012.

The table below provides a reconciliation of GAAP Net Income and GAAP Diluted EPS to non-GAAP Net Income and non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Net Income and Earnings Per Share (EPS) – First Quarter

	Net Income ($Mil)		Diluted EPS ($ Per Share)
	2013	2012	2013	2012
Reported GAAP	$4.0	$3.7	$0.06	$0.06
Add back certain items:
Restructuring, acquisition & integration costs	0.1	(0.1)	0.00	(0.00)
Forfeiture of certain stock options	0.2	(0.1)	0.01	(0.00)

Total certain items	0.3	(0.2)	0.01	(0.00)

Excluding certain items (Non-GAAP)	$4.3	$3.5	$0.07	$0.06

Excluding the items noted above, and adjusting for the forfeiture of certain stock options impact after tax (which results in a normalized tax rate of approximately 41%), net income in the first quarter of 2013 was $4.3 million, or $0.07 per share, compared with net income of $3.5 million, or $0.06 per share, in the first quarter of 2012. In the first quarter of 2013, GAAP net income was impacted by higher interest, depreciation, amortization and stock-based compensation expense of approximately $3.2 million, or $0.05 per share, when compared to the first quarter of 2012.

2013 Outlook

The Company raised its outlook for 2013. For 2013, the Company now expects net sales, EBITDA and adjusted EBITDA to be in the high-end of its previously announced forecasted range of $450 million to $460 million for net sales, $64 million to $69 million for EBITDA and $72 million to $77 million for adjusted EBITDA.

Davies Bakery Acquisition

Boulder Brands has acquired Davies Bakery, a UK-based gluten-free bakery and bread manufacturer, from Frank Roberts & Sons for approximately £2.5 million. The Davies Bakery subsidiary of Frank Roberts & Sons manufactures and sells gluten-free bread and baked goods in the UK for its own brand, Yes!YouCan, and co-packages for private label customers. Davies reported £1.3 million in net sales in its 2012 fiscal year, ended August 31, 2012. Boulder Brands expects to utilize Davies’ retail relationships, its state of the art manufacturing facility, and expertise in the UK market, to launch Udi’s bakery & grocery items in the UK in 2013.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for 2013, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including the Company’s ability to: maintain and grow those revenues derived from our Smart Balance® buttery spread products from which we generate a substantial portion of our revenues; maintain margins during periods of commodity cost fluctuations; introduce and expand distribution of our new products; meet marketing and infrastructure needs; respond to changes in consumer demand; respond to adverse publicity affecting the Company or the industry in which we operate; maintain our performance during difficult economic conditions; comply with regulatory requirements; maintain existing relationships with and secure new customers; continue to rely on third party distributors, manufacturers and suppliers; successfully integrate and operate the Glutino and Udi’s businesses (and other companies we may acquire) and realize the expected benefits of the Glutino and Udi’s acquisitions (and other acquisitions we may consummate); operate outside of the U.S.; successfully maintain relationships with the co-packers for our Glutino® and Gluten-Free Pantry® products; grow net sales in a competitive environment and with increasingly price sensitive consumers; and maintain volume in light of price increases stemming from rises in commodity costs; respond to potential changes in future tax rates; handle unexpected costs, charges, liabilities, or expenses resulting from the company’s recent and potential future acquisitions; potential adverse reactions or changes in business relationships resulting from acquisitions; as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “organic net sales,” “brand profit,” “organic brand profit,” "net income and diluted earnings per share (EPS) excluding certain items," “EBITDA” and “Adjusted EBITDA” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists potential investors and securities analysts who evaluate our Company. Brand profit is defined as gross profit less marketing, selling and royalty expense (income). EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. Measures identified as “organic” are calculated assuming that we had owned Udi’s during the first quarter of 2012. The Company believes that the exclusion of both non-cash and certain items, helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) net income excluding certain items, (ii) diluted earnings per share, excluding certain items, (iii) EBITDA and (iv) Adjusted EBITDA, are (i)) net income, (ii) diluted earnings per share, (iii) operating income and (iv) operating income. We have included in this press release reconciliations of organic net sales to net sales, adjusted EBITDA to GAAP operating income, organic brand profit to brand profit, net income excluding certain items to GAAP net income and diluted EPS excluding certain items to GAAP EPS. Because of the forward-looking nature of the Company’s forecasted EBITDA and adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA and adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc. Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to providing superior tasting, solution-driven products.  The company’s health and wellness platform consists of brands that target specific consumer needs:  Glutino and Udi’s for gluten-free diets; Earth Balance for plant-based diets; Smart Balance for heart healthier diets; and Bestlife for weight management.  For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Contact:

Carole Buyers, CFA

Senior Vice President Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

303-652-0521x152

BOULDER BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash	$7,580	$11,509
Accounts receivable, net of allowance of: $867 (2013) and $656 (2012)	33,056	30,323
Accounts receivable - other	2,052	3,277
Inventories, net	30,019	25,292
Prepaid taxes	681	3,206
Prepaid expenses and other assets	4,566	1,776
Deferred tax asset	6,181	6,201
Total current assets	84,135	81,584
Property and equipment, net	34,738	31,195
Other assets:
Goodwill	321,937	322,191
Intangible assets, net	231,143	233,691
Deferred costs, net	11,319	11,545
Other assets	1,845	1,748
Total other assets	566,244	569,175
Total assets	$685,117	$681,954
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$55,419	$60,592
Income taxes payable	110	110
Current portion of long-term debt	24	25
Total current liabilities	55,553	60,727

Long-term debt	237,282	232,890
Deferred tax liability	48,774	48,867
Contract payable	1,375	2,750
Other liabilities	1,277	1,232
Total liabilities	344,261	346,466
Commitment and contingencies Stockholders' equity:

Common stock, $.0001 par value, 250,000,000 shares authorized; 63,194,926 and 63,194,629 issued in 2013 and 2012, respectively and 59,504,263 and 59,503,966 outstanding in 2013 and 2012, respectively	6	6
Additional paid in capital	550,320	548,470
Accumulated deficit	(192,803)	(196,764)
Accumulated other comprehensive loss, net of tax	(1,072)	(629)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total stockholders' equity	340,856	335,488
Total liabilities and stockholders' equity	$685,117	$681,954

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2013	2012
Net sales	$106,653	$79,291
Cost of goods sold	61,079	44,211
Gross profit	45,574	35,080

Operating expenses:
Marketing	7,076	6,805
Selling	8,235	6,803
General and administrative	17,320	13,854
Restructuring, acquisition and integration-related costs	203	(138)
Total operating expenses	32,834	27,324
Operating income	12,740	7,756

Other income (expense):
Interest expense	(4,771)	(1,160)
Other expense, net	(844)	(458)
Total other (expense)	(5,615)	(1,618)
Income before income taxes	7,125	6,138
Provision for income taxes	3,164	2,435
Net income	$3,961	$3,703

Earnings per share:
Basic	$0.07	$0.06
Diluted	$0.06	$0.06

Weighted average shares outstanding:
Basic	59,503,989	58,940,044
Diluted	62,176,150	59,179,648

Net income	$3,961	$3,703
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(443)	453
Other comprehensive (loss) income	(443)	453
Comprehensive income	$3,518	$4,156